Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
MedAssets, Inc.:
We consent to the incorporation by reference in the registration statements (333-156505, 333-172740 and 333-148968) of MedAssets, Inc. (the Company) of our report dated February 28, 2011 except as it relates to note 13 which is as of September 29, 2011, with respect to the consolidated balance sheet of MedAssets, Inc. as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in or is referenced in the December 31, 2010 annual report on Form 10-K of MedAssets, Inc. Our report on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph which states that our audit of internal control over financial reporting of MedAssets, Inc. excluded an evaluation of internal control over financial reporting of the Broadlane Group.
/s/ KPMG
Atlanta, Georgia
September 29, 2011